Exhibit 22

CONTRATO DE COMPRAVENTA DE ACCIONES DE FECHA 10 DE JUNIO DE 2020 (EL “CONTRATO”), QUE CELEBRAN POR UNA PARTE ICA TENEDORA, S.A. DE C.V. ( “ICATEN”) Y ICA INFRAESTRUCTURA, S.A. DE C.V. (“ICAIN” Y, EN CONJUNTO CON ICATEN, LOS “VENDEDORES”), Y POR LA OTRA BAGUAL S.À.R.L. (EL “COMPRADOR” Y, EN CONJUNTO CON LOS VENDEDORES, LAS “P ARTES”), CON EL CONSENTIMIENTO Y ACUERDO DE SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V. (LA “SOCIEDAD”), DE CONFORMIDAD CON LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS:

STOCK PURCHASE AGREEMENT DATED AS OF JUNE 10, 2020 (THIS “A GREEMENT”), ENTERED INTO BY AND BETWEEN ICA TENEDORA, S.A. DE C.V. (“ICATEN”) AND ICA INFRAESTRUCTURA, S.A. DE C.V. (“ICAIN” AND, TOGETHER WITH ICATEN, THE “SELLERS”); AND BAGUAL S.À.R.L. (THE “PURCHASER” AND, TOGETHER WITH THE SELLERS, THE “PARTIES”), WITH THE ACKNOWLEDGEMENT AND AGREEMENT OF SERVICIOS DE TECNOLOGÍA AEROPORTUARIA, S.A. DE C.V. (THE “COMPANY”) PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

DECLARACIONES	REPRESENTATIONS

I. CADA UNO DE LOS VENDEDORES	I. EACH OF THE SELLERS

(A)    Que es una sociedad  legalmente constituida y existente conforme a las leyes de los Estados Unidos Mexicanos. Cuenta con las facultades suficientes y necesarias para suscribir el presente Contrato y cumplir con sus obligaciones bajo el mismo, incluyendo cualquier documento celebrado en relación con el presente Contrato, así como para vender las Acciones (según dicho término se define más adelante) al Comprador.

(A)    It is an entity duly organized, validly existing and in good standing under the laws of the United Mexican States. It has sufficient power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed in connection herewith, and to sale the Shares (as defined below) to the Purchaser hereunder.

(B) Su representante cuenta con facultades suficientes para la celebración del presente Contrato.	(B) The Seller represents that its legal representative has sufficient power and authority to execute this Agreement.

(C)    Que ICATEN es el único y legítimo titular de 169,302,410 (ciento sesenta y nueve millones trescientas dos mil cuatrocientas diez) acciones ordinaras, nominativas, con valor nominal de $1.00 M.N. (un peso  00/100 Moneda Nacional) cada una, de las cuales 99,999 (noventa y nueve mil novecientas noventa y nueve) acciones pertenecen a la Serie A, representativas de la parte fija del capital social de la Sociedad, y 169,202,411 (ciento sesenta y nueve millones doscientas dos mil cuatrocientas once) acciones pertenecen a la Serie B, representativas de la parte variable del

(C)    That ICATEN is the sole and legitimate holder of 169,302,410 (one hundred sixty nine million three hundred and two thousand four hundred and ten) common shares that are nominative, with par value of MXN$1.00 (one peso 00/100 Legal currency in the United Mexican States) each, of which 99,999 (ninety nine thousand nine hundred and ninety nine) shares are Series A, representing the fixed portion of the capital stock of the  Company, and 169,202,411 (one hundred sixty nine million two hundred and two thousand four hundred and eleven) shares are Series B,

capital social de la Sociedad amparadas en los títulos definitivos de acciones No. 11 y 42 (las   “ Acciones ICATEN”) y que ICAIN es el único y legítimo titular de 1 (una) acción ordinara, nominativas, con valor nominal de $1.00 M.N. (un peso 00/100 Moneda Nacional), de la Serie A, representativa de la parte fija del capital social de la Sociedad amparada en el título definitivo de acciones No. 12 (la “ Acción ICAIN” y, en conjunto con las Acciones ICATEN, las “Acciones”).

representing the variable portion of the capital stock of the Company documented in the definitive stock certificates No. 11 and 42 (the  “ ICATEN Shares”) and that ICAIN is the sole and legitimate holder of 1 (one) common share that is nominative, with par value of MXN$1.00 (one peso 00/100 Legal currency in the United Mexican States), Series A, representing the fixed portion of the capital stock of the Company, documented in the definitive stock certificate No. 12 (the “ ICAIN Share” and, together   with    the    ICATEN    Shares,    the “Shares”).

(D) Las Acciones se encuentran libres de gravámenes y/o limitaciones de dominio.	(D) The Shares are free and clear of any liens and is the record and beneficial owner thereof.

(E) Los Vendedores entienden que el Comprador celebrará el presente Contrato con base en las declaraciones de los Vendedores contenidas en el presente Contrato.	(E) The Sellers understand and acknowledge that the Purchaser will rely on the representations and warranties contained herein.

II. EL COMPRADOR	II. THE PURCHASER

(A)    Que es una sociedad  legalmente  constituida y existente conforme a las leyes de Luxemburgo. Cuenta con las facultades suficientes y necesarias para suscribir el presente Contrato y cumplir con sus obligaciones bajo el mismo, incluyendo cualquier documento celebrado en relación con el presente Contrato, así como para ser el beneficiario de la compra de las Acciones materia del presente Contrato.

(A)    Is an entity duly organized, validly existing and in good standing under the laws of the Luxembourg. The Purchaser has sufficient power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed in connection herewith, and to be the beneficiary of the  Shares transferred hereunder.

(B)    Que conoce y se ha cerciorado a su satisfacción de los términos y condiciones de los estatutos de la Sociedad, la información que ha recibido de los Vendedores, aquella revelada por la Sociedad, y de la posición financiera, contable, legal y de negocios de la Sociedad.

(B)    The Purchaser represents that it has full knowledge and has confirmed to its satisfaction the terms and conditions of the by-laws of the Company, the information that has received from Sellers, information disclosed by the Company, and the financial, accounting, legal and business position of the Company.

(C) Que entiende que los Vendedores celebrarán el presente Contrato con base en las declaraciones del Comprador contenidas en el presente Contrato.	(C) The Purchaser understands and acknowledges that the Sellers will rely on the representations and warranties contained herein.

III. LA SOCIEDAD	III. THE COMPANY

(A) Que es una sociedad legalmente	(A) It is an entity duly organized, validly

constituida y existente conforme a las leyes de los Estados Unidos Mexicanos. Cuenta con las facultades suficientes y necesarias para suscribir el presente Contrato.	existing and in good standing under the laws of the United Mexican States. It has sufficient power and authority to execute, deliver and perform its obligations under this Agreement.

(B) Que su representante cuenta con facultades suficientes para la celebración del presente Contrato.	(B) The Company represents that its legal representative has sufficient power and authority to execute this Agreement.

(C)    La Sociedad es propietaria de 49,766,000 (cuarenta y nueve millones setecientas sesenta y seis mil) acciones de la Serie BB y 7,516,377 (siete millones quinientas dieciséis mil trescientas setenta y siete) acciones de la Serie B representativas del capital social de Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

(C)    The company owns 49,766,000 (forty-nine million seven hundred and sixty-six thousand) Series BB shares and 7,516,377 (seven million five hundred sixteen thousand three hundred and seventy seven) Series B shares representative of the capital stock of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

(D) Que es su voluntad comparecer al presente Contrato para tomar conocimiento respecto de la compraventa de las Acciones.	(D) That it desires to participate in this Agreement to acknowledge of the sale of the Shares.

(E) Mediante la suscripción del presente, la Sociedad en este acto manifiesta su consentimiento y conformidad con los actos contenidos en el presente Contrato.	(E) Through the execution hereof, the Company hereby acknowledges and agrees on the actions contained herein.

III. LAS PARTES	III. THE PARTIES

(A)    Las Partes declaran que se reconocen mutuamente la personalidad y capacidad jurídica con que comparecen a celebrar el presente Contrato y manifiestan que no existe en su celebración error, dolo, mala fe ni ningún otro vicio del consentimiento que pueda invalidarlo, y de conformidad otorgan las siguientes:

(A)    The Parties represent that they mutually acknowledge their power and authority and legal capacity to execute this Agreement and represent that in executing this Agreement there has been no error, deceit, bad faith or any other defect in their consent that might serve to invalidate this Agreement, and therefore agree to the following:

CLÁUSULAS	CLAUSES

PRIMERA. Compraventa de Acciones. De conformidad con los términos y sujeto a las condiciones establecidas en el presente, el Comprador, en este acto acuerda comprar y los Vendedores en este acto acuerdan vender, ceder, transferir y entregar al Comprador a más tardar en la Fecha de Cierre (según dicho término se define más adelante) la totalidad de las Acciones.

FIRST. Stock Purchase and Assignment. Upon the terms and subject to the conditions set forth herein, the Purchaser hereby agrees to purchase and Sellers hereby agree to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined below) all of the Shares.

SEGUNDA. Precio y Pago del Precio de Compra. El precio de compra de las Acciones será	SECOND. Price and Consideration. The purchase price for the Shares will be

la cantidad de $5.47 M.N. (cinco pesos 47/100 Moneda Nacional)  por  Acción  (el  “ Precio   de Compra”). A más tardar dentro de los 60 días contados a partir de la Fecha de Cierre (la  “ Fecha de Pago”), el Comprador deberá pagar a los Vendedores el Precio de Compra mediante transferencia electrónica de fondos inmediatamente disponibles a las siguientes cuentas bancarias:

MXN$5.47 (five pesos 47/100 Mexican Currency) per Share (the “ Purchase Price”). No later than 60 days from the Closing Date (the “Payment Date”), the Purchaser shall pay Sellers the Purchase Price by wire transfer of immediately available funds to the following accounts:

ICATEN: Cuenta: CLABE: Banco: CITI-Banamex	ICATEN: Account: CLABE: Bank: CITI-Banamex

ICAIN: Cuenta: CLABE: Banco: HSBC México	ICAIN: Account: CLABE: Bank: HSBC México

Las Partes acuerdan que, a elección del Comprador, el Precio de Compra podrá ser pagado a ICATEN en Dólares al tipo de cambio “spot” para la compra de Dólares utilizado como referencia en el mercado de compraventa de divisas de Nueva York a, o aproximadamente a, las 11:00AM (Hora del Este de Estados Unidos) prevaleciente el día hábil inmediato anterior a la Fecha de Pago y según se evidencie en una impresión de pantalla que refleje el tipo de cambio aplicable para el pago del Precio de Compra que sea enviado por el Comprador a ICATEN, mediante transferencia electrónica de fondos inmediatamente disponibles a la siguiente cuenta bancaria:

The Parties agree that the Purchaser may elect to pay the Purchase Price to ICATEN in Dollars at the spot rate of exchange for the purchase of Dollars used as reference in the New York foreign exchange market at or about 11:00A.M. (Eastern Standard Time) prevailing on the business day immediately prior to the Payment Date and as evidenced by a screenshot of the applicable exchange rate for the payment of the Purchase Price delivered by Purchaser to ICATEN, by wire transfer of immediately available funds to the following account:

Account Number:	Account Number:
Institution: Citibank, N.A.	Institution: Citibank, N.A.
ABA Number:	ABA Number:
SWIFT: CITIUS33	SWIFT: CITIUS33
Beneficiary: ICA TENEDORA SA	Beneficiary: ICA TENEDORA SA
DE CV	DE CV

TERCERA. Cierre. Las Partes acuerdan que la consumación de la compraventa de las Acciones (el “Cierre”) deberá llevarse a cabo dentro de los 10 (diez) días hábiles siguientes a la fecha del presente Contrato, o la otra fecha que se acuerde entre las Partes (la “ Fecha de Cierre”). El Cierre tendrá lugar en las oficinas de Mijares, Angoitia,

THIRD. Closing. The Parties agree that the consummation of the sale and purchase of the Shares (the “ Closing”)shall take place within the following 10 (ten) business days as of the date hereof, or such other date as may be agreed separately by the Parties (the “ Closing Date”). The Closing shall be held at the offices of

Cortés y Fuentes, S.C. ubicadas en Javier Barros Sierra No. 540, Piso 4, Colonia Santa Fe, C.P. 01210, Ciudad de México, México, o en aquel otro lugar que las Partes acuerden por escrito.

Mijares, Angoitia, Cortés y Fuentes, S.C. located at Javier Barros Sierra No. 540, 4th Floor, Colonia Santa Fe, C.P. 01210, Mexico City, Mexico, or such other place as the Parties may mutually agree in writing.

CUARTA. Acciones en el Cierre.	FOURTH. Actions at Closing.

(a) En la Fecha de cierre los Vendedores deberán entregar o hacer que se entregue al Comprador los títulos de acciones que amparen las Acciones debidamente endosados en propiedad al Comprador.	(a) At the Closing Sellers shall deliver or cause to be delivered to the Purchaser the share certificates representing the Shares duly endorsed to Purchaser.

(b)     En la Fecha de Pago, el Comprador deberá entregar a los Vendedores el pago del Precio de Compra en términos del Anexo “A” y una copia de la confirmación de dicho pago emitida por el banco respectivo.

(b)     On the Payment Date, the Purchaser shall deliver to Sellers, payment of the Purchase Price as described in in Annex “A” hereto and a copy of the confirmation of the relevant payment issued by the relevant bank.

Cada una de las Partes se obliga a llevar a cabo los actos que fueren necesarios o convenientes para dar cumplimiento al presente Contrato y perfeccionar el Cierre en los términos aquí acordados.	Each of the Parties agrees to carry out any actions that may be necessary or convenient to comply with this Agreement and perfect the Closing in the terms hereby.

QUINTA. Impuestos, Costos y Gastos. Las Partes convienen que todos los impuestos derivados del Cierre, deberán ser pagados por la parte que legamente esté obligada a pagar dicho impuesto conforme a las disposiciones aplicables. Todos los costos y gastos incurridos en relación con los actos previstos en el presente Contrato serán responsabilidad de la Parte que los incurra.

FIFTH. T axes, Costs and Expenses. The Parties hereto agree that all the taxes arising from the Closing, shall have to be paid by the party that is legally bound to pay such tax pursuant to the applicable provisions related with the transfer of the Shares. The costs and expenses incurred in connection with the assignment of the Shares will be exclusively borne by the Party that incurs on them.

SEXTA. Indemnización. Los Vendedores declaran al Comprador que la Sociedad se encuentra en cumplimiento de toda la legislación aplicable y no tiene contingencia o pasivo no divulgado alguno de cualquier naturaleza, y no es parte o sujeto de un litigio o de cualquier otro procedimiento, ya sea administrativo o de cualquier naturaleza. Los Vendedores estarán obligados a indemnizar y sacar en paz y a salvo al Comprador por cualesquier daños o perjuicios derivados de cualquier acto previo a esta fecha o por cualquier imprecisión o falsedad en las declaraciones de los Vendedores o la Sociedad contenidas en el presente.

SIXTH. Indemnification. Sellers hereby represent and warrant to Purchaser that the Company has complied with all applicable laws and has no contingencies or undisclosed liabilities whatsoever of any nature, and is not subject to any litigation or other type of administrative or other proceeding. Sellers shall indemnify and hold the Purchaser harmless for any losses or damages resulting from any actions taken prior to the date hereof or from any of the representations by Sellers or the Company in this Agreement being inaccurate, false or incorrect in any way.

SÉPTIMA. M isceláneos. (a) Modificaciones.Este Contrato o las obligaciones que de éste derivan no podrán ser modificados, terminados o renunciados salvo mediante convenio por escrito firmado por todas las Partes.

SEVENTH. Miscellaneous. (a) Modifications.

This Agreement, and the obligations arising thereunder, shall not be modified, terminated or waived, unless such modification, termination or waiver is in a writing signed by all Parties.

(b) Notificaciones. Todas las notificaciones y otras comunicaciones entre las Partes relacionadas con este Contrato deberán realizarse por escrito y a los siguientes domicilios:	(b) Notifications. All notifications and other communications between the Parties in connection with this Agreement shall be made in writing to the following addresses:

A los Vendedores:	To the Sellers:

Torre Metrópoli, Piso 5 Avenida Patriotismo No. 201 Col. San Pedro de los Pinos, 03800 Benito Juárez, Ciudad de México Teléfono +52 55 52729991 Correo electrónico: prospero.ortega@ica.mx	Torre Metrópoli, Piso 5 Avenida Patriotismo No. 201 Col. San Pedro de los Pinos, 03800 Benito Juárez, Ciudad de México Phone: +52 55 52729991 E-mail: prospero.ortega@ica.mx

Al Comprador:	To the Purchaser:

Bagual S.À.R.L. 10, Rue Mathias Hardt L-1717 Luxembourg Gran Ducado de Luxemburgo Atención: Johannes Laurens de Zwart	Bagual S.À.R.L. 10, Rue Mathias Hardt L-1717 Luxembourg Grand Duchy of Luxembourg Attn: Johannes Laurens de Zwart

Ccp:	c/o

KENDRIS Ltd. Steinengraben 5 CH-4002 Basel Suiza Atención: Khaled Rezaie	KENDRIS Ltd. Steinengraben 5 CH-4002 Basel Switzerland Attn: Khaled Rezaie

A la Sociedad:	To the Company:

Servicios de Tecnología Aeroportuaria, S.A. de C.V.	Servicios de Tecnología Aeroportuaria, S.A. de C.V.
Torre Metrópoli, Piso 5	Torre Metrópoli, Piso 5
Avenida Patriotismo No. 201	Avenida Patriotismo No. 201
Col. San Pedro de los Pinos, 03800	Col. San Pedro de los Pinos, 03800
Benito Juárez, Ciudad de México	Benito Juárez, Ciudad de México
Teléfono +52 55 5272 9991	Phone: +52 55 5272 9991
Correo electrónico: ricardo.ibarra@ica.mx	E-mail: ricardo.ibarra@ica.mx

Las notificaciones entregadas personalmente o por servicio de mensajería especializada se	The notifications delivered personally or by specialized messaging service will be

considerarán recibidas en la fecha en que sean entregadas. Las notificaciones transmitidas por facsímil se considerarán entregadas cuando sean transmitidas al destinatario.	considered as received on the date on which they are given. The notifications issued by facsimile will be considered given when they are transmitted to the recipient.

Cada una de las Partes podrá, mediante notificación por escrito dirigida a las otras Partes, cambiar su domicilio o la persona a quien deban de dirigirse las notificaciones y comunicaciones relacionadas con este Contrato.

Each Party may, through a written notification delivered to the other Parties, change its address or the person to whom the notifications and communications shall be delivered, in connection with this Agreement.

(c)     Cesión. Este Contrato es vinculante para sus Partes y sus respectivos sucesores o cesionarios permitidos. Ninguna de las Partes podrá, en momento alguno, ceder, transferir o gravar cualquiera de sus derechos o delegar cualquiera de sus obligaciones derivadas de este Contrato, salvo con el consentimiento previo y por escrito de la otra Parte.

(c)     Assignment. This Agreement is binding on its Parties and their respective permitted successors or assignees. None of the Parties shall, at any time, assign transfer or lien any of its rights or delegate any of its obligations arising from this Agreement, except with the prior written consent of the other Party.

NOVENA. Ley Aplicable y Jurisdicción. Para la interpretación, cumplimiento y ejecución del presente Contrato, las Partes se someten expresa e irrevocablemente a la jurisdicción de los tribunales competentes en la Ciudad de México, México, y renuncian de manera irrevocable a cualquier otra jurisdicción que pudiera corresponderles por razón de su domicilio presente o futuro o por cualquier otra causa.

NINTH. Applicable Law and Jurisdiction. For the interpretation, performance and enforcement of this Agreement, the Parties hereby irrevocably submit to the jurisdiction of the competent courts of Mexico City, Mexico, and hereby irrevocably waive any other jurisdiction that may apply to them for reason of their present or future domicile or for any other reason.

DÉCIMA. I dioma. Este Contrato se firma en versiones en español e inglés, en el entendido, que la versión en español deberá prevalecer.	TENTH.Language. This Agreement is executed in both English and Spanish versions, provided that, the Spanish version shall prevail.

EN TESTIMONIO DE LO ANTERIOR, las Partes del presente Contrato han celebrado el mismo y lo han firmado a través de sus representantes debidamente autorizados para ello, en la fecha contenida en el proemio de este Contrato.

IN WITNESS WHEREOF, the parties hereto have themselves executed or caused this Agreement to be executed by their authorized representatives as of the date first above written.

[siguen hojas de firma / signature pages to follow]

LOSVENDEDORES/SELLERS

ICA TENEDORA, S.A DE C.V.

/s/ Próspero Antonio Ortego Casto	/s/ Josĕ Bernardo Casas Godoy
Nombre / By: Próspero Antonio Ortego Casto	Nombre / By: Josĕ Bernardo Casas Godoy
Cargo / Title: Apoderado Legal / Attorney-in-fact	Cargo / Title: Apoderado Legal / Attorney-in-fact

ICA INFRAESTRUCTURA, S.A. DE C.V.

/s/ Próspero Antonio Ortego Casto	/s/ Josĕ Bernardo Casas Godoy
Nombre / By: Próspero Antonio Ortego Casto	Nombre / By: Josĕ Bernardo Casas Godoy
Cargo / Title: Apoderado Legal / Attorney-in-fact	Cargo / Title: Apoderado Legal / Attorney-in-fact

[Hoja defirmas del contrato de compraventa de acciones ce/ebrado entre ICA Tenedora, S.A. de C.V. e ICA lnfraestructura, S.A. de C.V., como vendedores, Bagual S.A..R.L., como comprador, con el consentimiento y acuerdo de Servicios de Tecnologia Aeroportuaria. S.A. de C.J:]

[Signature page to the stock pwchase agreement entered into by and between ICA Tenedora, S.A. de C.V. and /CA /nfraestru.ctura, S.A. de C.V., as sellers, Bagual S.A.RL., as purchaser, accepted and agreed by Servicios de Tecnologia Aeroportuaria. S.A. de C.V 1

EL COMPRADOR / PURCHASER BAGUAL S.A.R.L.

/s/ Julio R. Rodriguez, Jr.
Nombre / By: Julio R. Rodriguez, Jr.
Cargo / Title: Apoderado Legal/ Attomey-m-fact

[Hoja defirmas def contrato de compraventa de acciones celebrado entre ICA Tenedora, S.A. de C.V., como vendedor, Harpoon S.A.R.L., con el consentimiento y acuerdo de Servicios de Tecnologia Aeroportuaria, S.A. de C.V.]

[Signature page to the stock purchase agreement entered into by and between ICA Tenedora, S.A. de C.V., as seller, Harpoon S.A.R.L., as purchaser, accepted and agreed by Servicios de Tecnologia Aeroportuaria, S.A. de C.V.]

LA SOCIEDAD / THE COMPANY

SERVICIOS DE TECNOLOGIA AEROPORTUARIA, S.A. DE C.V.

/s/ Ricardo Ibarra García Parra	/s/ Rodolfo Noble Medina
Nombre / By: Ricardo Ibarra García Parra	Nombre / By: Rodolfo Noble Medina
Cargo / Title: Apoderado Legal / Attorney-in-fact	Cargo / Title: Apoderado Legal / Attorney-in-fact

[Hoja defirmas def contrato de compraventa de acciones celebrado entre ICA Tenedora, S.A. de C.V e ICA Jnfraestructura, S.A. de C.V., coma vendedores, Bagual S.A.R.L., coma comprador, con el consentimiento y acuerdo de Servicios de Tecnologfa Aeroportuaria , S.A. de C.V.]

[Signature page to the stock purchase agreement entered into by and between ICA Tenedora, S.A. de C.V and ICA Jnfraestructura, S.A. de C.V., as sellers, Bagual S.A.R.L., as purchaser, accepted and agreed by Servicios de Tecnolog{a Aeroportuaria, S.A. de C.V.]

Annex “A”

Distribución del Precio de Compra	Purchase Price allocation

El Comprador adquirirá el número de Acciones que a continuación se indica y pagará el Precio de Compra a cada Vendedor en la misma proporción	The Purchaser will acquire the following number of Shares and will pay to each Seller the corresponding proportion of the Purchase Price:

Vendedor / Seller	Número de acciones Serie A / Number of Series A Shares	Número de acciones Serie B / Number of Series B Shares	Precio de Compra / Purchase Price
ICATEN	99,999	169,202,411	MXN$	926,084,182.70
ICAIN	1	—	MXN$	5.47
Total:	100,000	169,202,411	MXN$	926,084,188.17